Exhibit 99.1

500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT NAMES JOHN FOX TO BOARD OF DIRECTORS

Teaneck, NJ – December 6, 2007 – Cognizant (NASDAQ: CTSH), a leading provider of global IT and business process outsourcing services, announced that John Fox has been elected to its Board of Directors effective today.

Francisco D’Souza, President and Chief Executive Officer of Cognizant commented, “We are delighted to welcome John Fox to Cognizant’s Board of Directors. John is a proven leader in the consulting and outsourcing industry. His operating experience over three decades in the industry and strategic insight will be a valuable asset as Cognizant continues to expand our growth platform in the coming years.”

Mr. Fox, age 65, was Vice Chairman of Deloitte & Touche LLP and Global Director, Strategic Clients for Deloitte Consulting, then a $3.4 billion firm, from 1998 to 2003. He also served on Deloitte Touche Tohmatsu’s Board of Directors and was a member of the Governance (Executive) Committee from 1998 to 2003.

During his 36-year tenure with Deloitte, Mr. Fox consulted with Fortune 1000 companies, helping clients tackle complex changes, advising on strategic initiatives, developing new business models, transforming business processes and driving organizational change. He is a graduate of Wabash College and holds a Masters of Business Administration from the University of Michigan. Mr. Fox currently serves on the Board of Directors of VASCO Data Security International.

With his election, Cognizant’s Board of Directors now consists of seven directors, five of whom are independent under NASDAQ’s rules.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 35 global delivery centers and over 53,000 employees, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and is ranked among the top information technology companies in BusinessWeek’s Info Tech 100, Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS:

Kirsten Paragona

Director, Cognizant Corporate Media Relations

978-356-3342

Kirsten.paragona@cognizant.com

Investors: Scot Hoffman

Financial Dynamics

212-850-5617

scot.hoffman@fd.com